Exhibit 10.3

FEE REDUCTION AGREEMENT

January 28, 2026

WHEREAS, pursuant to that certain Underwriting Agreement between SIM Acquisition Corp. I, a Cayman Islands exempted company (together with any Successor (as defined herein), the “Company”), and Cantor Fitzgerald & Co., as Representative of the several Underwriters (“CF&CO”), dated July 9, 2024 (as it may be amended from time to time, the “Underwriting Agreement”), the Company previously agreed to pay to CF&CO an aggregate cash amount of $10,950,000 as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of a Business Combination, as contemplated by the final prospectus of the Company, filed with the Securities and Exchange Commission (the “SEC”) (File No. 333-280274), and dated July 9, 2024. Capitalized terms used in this agreement (this “Agreement”) but not defined herein shall have the meanings given to such terms in the Underwriting Agreement. For the avoidance of doubt, all references to the “Company” herein shall also refer to the publicly traded surviving or successor entity to the Company following the consummation of any Business Combination (the “Successor”);

WHEREAS, the Sponsor is contemplating a sale of all of its membership interests to certain buyers for their acquisition of Sponsor (the “Sponsor Sale”); and

WHEREAS, in connection with the Sponsor Sale, the Sponsor intends to purchase CF&CO’s Placement Warrants for a purchase price of $2.0 million, payable upon the date hereof.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and CF&CO hereby agree as follows:

1.	Fee Reduction: In the event that the Company consummates a Business Combination, CF&CO agrees that it will (a) forfeit the Original Deferred Fee that would otherwise have been payable by the Company to CF&CO, pursuant to the Underwriting Agreement, and (b) in lieu thereof, receive a separate non-refundable cash fee equal to 1.5% of the aggregate amounts delivered from the Trust Account upon the consummation of the Business Combination (the “Reduced Deferred Fee”).

The Reduced Deferred Fee shall be payable by the Company to CF&CO, upon the closing of the Business Combination (the “Closing”), in U.S. dollars, free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes) and will not be subject to reduction by way of setoff or counterclaim.

2.	Company Default: The parties hereto acknowledge and agree that the Company’s timely and complete fulfilment of its obligations pursuant to the terms hereunder constitutes a material inducement of CF&CO’s agreement to compromise its Original Deferred Fee and accept the Reduced Deferred Fee in lieu thereof. Therefore, without limiting any rights or remedies available to CF&CO hereunder, in the event that the Company (or its Successor) is unable to, or otherwise does not, pay or cause to be paid the full amount of the Reduced Deferred Fee to CF&CO, in cash, upon the Closing, in accordance with Section 1 above, then, at the sole election of CF&CO made by written notice provided to the Company, the Company (or its Successor) shall promptly (but in any event within five (5) Business Days) after receipt of such notice, pay to CF&CO the entire amount of the Original Deferred Fee, in cash, in an amount equal to $10,950,000, as originally contemplated by the Underwriting Agreement (such payment, the “Default Payment”).

3.	Break Fee: Notwithstanding the foregoing, in the event that, prior to or in lieu of a Business Combination, the Company and/or the Sponsor become entitled to receive a “break-up” or “busted-deal” fee or any other similar payment or consideration, or expense reimbursement (any such fee, payment, consideration or expense reimbursement, a “Break Fee”), in connection with or as a result of either, (i) the termination, abandonment or cancellation of a proposed Business Combination (or any effort to effect a proposed Business Combination), or (ii) settlement of, or judgment in, any litigation or dispute relating to a proposed Business Combination, then, in each case, the Company’s obligation to pay the Reduced Deferred Fee shall be accelerated upon the Company and/or the Sponsor’s receipt of the funds from such Break Fee, and the Company and/or the Sponsor shall then be required to apply 50% of the amount of any such Break Fee towards paying the Reduced Deferred Fee.

However, for the avoidance of doubt, any such accelerated payment of the Reduced Deferred Fee to CF&CO in connection with the Company’s and/or the Sponsor’s receipt of any Break Fee shall: (x) not exceed the total amount of the Reduced Deferred Fee; (y) reduce the balance of the Reduced Deferred Fee (on a dollar-for-dollar basis until the Reduced Deferred Fee equals zero), which shall remain payable upon the consummation of the Company’s initial Business Combination, to the extent that any Reduced Deferred Fee remains unpaid at such time, and (z) not be paid from the Trust Account, but rather from the general account of the Company or the Sponsor.

4.	Enforcement of Agreement: For the avoidance of doubt, in the event that CF&CO institutes legal proceedings to enforce any provisions of this Agreement, including the payment of any Reduced Deferred Fees and the collection of the Default Payment, if any, the Company shall promptly reimburse CF&CO for all reasonable and documented costs and expenses incurred in connection therewith, including reasonable and documented attorneys’ fees (including those of internal and external counsel).

5.	Further Agreements: The Company and CF&CO hereby acknowledge and agree that, for the avoidance of doubt, (a) the Original Deferred Fee was fully earned by CF&CO at the time of the closing of the Offering; (b) CF&CO has fully provided the services contemplated by the Underwriting Agreement to the Company, in satisfactory form; (c) the Reduced Deferred Fee shall be due and payable by the Company (or the Successor) to CF&CO, regardless of whether and to what extent CF&CO actually participated in procuring or negotiating any Business Combination; and (d) once paid or issued, no Reduced Deferred Fees or Default Payment payable hereunder shall be refundable under any circumstances.

6.	Further Assurances: Each of the Company and CF&CO will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth in this Agreement.

7.	Confidentiality: This Agreement (including the terms set forth herein) is confidential, and neither this Agreement (including the terms set forth herein) nor CF&CO’s role in the Business Combination may be filed publicly or otherwise disclosed by the Company to any other party without CF&CO’s prior written consent.

8.	Termination: This Agreement will terminate automatically upon the satisfaction in full of the payment of the Reduced Deferred Fee (including, for the avoidance of doubt, if required hereby, the payment in full of the Default Payment), upon the terms and conditions set forth herein; and:

9.	Successor: The Company shall cause any Successor to expressly assume all of the Company’s obligations to CF&CO under this Agreement upon consummation of any Business Combination. Moreover, if prior to the Closing, the agreements executed by the Company in connection therewith do not directly provide for the assumption by the Successor of the Company’s obligations under the Underwriting Agreement, as amended by this Agreement, the Company shall cause such Successor to (x) execute and deliver to CF&CO a joinder agreement, in form and substance reasonably satisfactory to CF&CO, pursuant to which it shall join the Underwriting Agreement, as amended by this Agreement, as a signatory and a party and thus be subject to all of the terms and conditions set forth therein and herein that apply to the Company, and (y) comply with the obligations and covenants of the Company set forth therein and herein.

10.	Miscellaneous: The terms of this Agreement shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement. Without limiting the foregoing, Sections 9.1, 9.2, 9.3, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 of the Underwriting Agreement are hereby incorporated by reference into this Agreement. In this Agreement, unless the context otherwise requires, the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation.” The parties agree that they have jointly participated in the drafting and negotiation of this Agreement, and in the event that any ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision hereof.

11.	Underwriting Agreement. The Underwriting Agreement, as amended by this Agreement (together with the other agreements and documents being delivered pursuant to or in connection with the Underwriting Agreement or this Agreement), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof. Except as expressly provided in this Agreement, all of the terms and provisions in the Underwriting Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Underwriting Agreement, or any other right, remedy, power or privilege of any party to the Underwriting Agreement, except as expressly set forth herein. Any reference to the Underwriting Agreement in the Underwriting Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Underwriting Agreement, as amended or modified by this Agreement (or as the Underwriting Agreement may be further amended, modified or supplemented after the date hereof in accordance with the terms thereof).

12.	Effectiveness. This Agreement shall not be of any force or effective until CF&CO. has received from the Sponsor the Purchase Price (as defined in that certain Securities Purchase Agreement dated the date hereof between CF & CO. and the Sponsor).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized signatory as of the date first set forth above.

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Co-Chief Executive Officer &
Global Head of Investment Banking

SIM Acquisition Corp. I

By:	/s/ David Kutcher
Name:	David Kutcher
Title:	Chief Financial Officer and Director

Acknowledged and agreed to:
SIM Sponsor I, LLC

By:	/s/ David Kutcher
Name:	David Kutcher
Title:	Managing Member, Conroy Partners LLC

[Signature page to Fee Reduction Agreement]